EXHIBIT 5.1

Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Scotia Plaza
Toronto, ON  M5H 3C2

May 22, 2009

The Board of Directors of Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Re:      Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the "Corporation"), in connection with (i) the Registration Statement on Form S–3, File No.333-137099, together with the Registration Statement on Form S-3MEF  (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission (the "Commission") by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the Corporation's common shares (the "Common Shares"), warrants to purchase Common Shares and units of warrants and Common Shares  all of which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act and (ii) the prospectus supplement, dated May 22, 2009, included in the Registration Statement (the "Prospectus Supplement") relating to the issue and sale of up to 11,994,469 Common Shares (the "Shares") and 6,596,958 warrants to purchase Common Shares (the "Warrants") in units of one Common Share and a warrant to purchase 0.55 Common Shares.

The Shares and Warrants are to be sold by the Corporation to selected investors pursuant to subscription agreements (the "Subscription Agreements") by and between the Corporation and the various purchasers of the Shares and Warrants in the form attached as Exhibit A to the placement agent agreement dated May 22, 2009  (the "Placement Agreement") by and between the Corporation and Lazard Capital Markets, LLC , which has been filed as Exhibit 1.1 to the Company's Current Report on Form 8-K to which this opinion is also an exhibit.

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant.  We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant.  We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only.  We express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.    The Shares and Warrants have been duly authorized for issuance in units of one Common Share and one Warrant to purchase 0.55 of a common share and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, the Warrants will be validly issued, and the Common Shares will be validly issued, fully paid and nonassessable.

2.    The Common Shares issuable upon exercise of the Warrants have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under "Legal Matters" in the Prospectus Supplement which constitutes a part of the Registration Statement and to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Corporation's Current Report on Form 8-K to be filed in connection with the issue and sale of the Shares and Warrants.

Yours very truly,

/s/ Cassels Brock & Blackwell LLP